Exhibit 10.15

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (“Agreement”) is made on this 15th day of May, 2009, by and between AVI BioPharma, Inc., an Oregon corporation, with its principal office at 4575 SW Research Way, Suite 200, Corvallis, Oregon, (“Company”), and Paul Medeiros, 700 Mixsell Street, Easton, Pennsylvania 18042 (“Employee”).

RECITALS:

The Company desires to hire the Employee as Senior Vice President Business Development and Chief Business Officer and the Employee desires to accept such position under the terms and conditions stated herein.

NOW, THEREFORE, in consideration of the mutual benefits contained herein, the sufficiency of which the parties acknowledge, the parties hereby agree as follows:

AGREEMENT:

1.	Employment Term.

The term of employment (“Term”) shall commence on the Effective Date and shall continue until the first anniversary of the Effective Date, unless extended as provided below or terminated in accordance with Section 12 below. This Agreement establishes an “at will” employment relationship, as such term is defined and used under Oregon law, between the Company and the Employee. Employee shall commence employment not later than May 19, 2009 (the “Effective Date”). Failure to do so shall be grounds for immediate termination for Cause, as such term is defined in Section 12 hereof. Notwithstanding anything to the contrary herein, unless sooner terminated in accordance with the terms hereof, this Agreement shall annually automatically renew for additional one-year terms unless one party notifies the other party in accordance with Section 13 hereof of its intention not to renew, such notice to be delivered not less than 90 days before the term ends. For purposes of this Agreement, the non-renewal of the Agreement by the Company shall constitute a termination of Employee’s employment by the Company other than for Cause.

2.	Duties.

Employee shall be employed as Senior Vice President Business development and Chief Business Officer and shall have such duties as are customarily associated with that position, including overall responsibility for development and execution of strategies and tactics for transactions, alliances, mergers and acquisitions that are agreed with the Corporate Executive Team and CEO, and such other duties as may be assigned to him from time to time by the Company’s Chief Executive Officer (“CEO”). Employee shall be a direct report of the CEO. Employee shall devote substantially all of his business time to the service of the Company throughout the Term. Employee and Company acknowledge and agree that (i) Employee may hold certain offices within certain entities as agreed by the

CEO and set forth on Exhibit A to this Agreement, (ii) Employee’s devotion of reasonable amounts of time in such capacities, so long as it does not interfere with his performance of services hereunder, shall not conflict with the terms of this Agreement, and (iii) Exhibit A may be amended from time to time by agreement of the parties rendered in writing.

3.	Compensation.

(a) Base Compensation. During the Term the Company shall compensate the Employee at an initial annual salary of Three Hundred Fifteen Thousand Dollars ($315,000.00), payable in accordance with the Company’s payroll practices in effect from time to time, and less amounts required to be withheld under applicable law and requested to be withheld by the Employee (as increased from time to time, “Base Compensation”). The Employee’s Base Compensation shall be subject to review for potential increase (but not decrease) on an annual basis. Except as otherwise provided in this Agreement, the Base Compensation shall be prorated for any period of service less than a full month.

(b) Bonus. For each fiscal year of the Company that ends during the Term, the Employee shall be eligible for an annual bonus of up to 25% of Employee’s Base Compensation, which bonus shall be paid in the normal cycle of payment of executive bonuses (which bonus payment shall occur in the first quarter of the fiscal year following the fiscal year with respect to which the bonus is earned) and upon achievement and satisfaction of goals and objectives (“Goals and Objectives”) established upon mutual agreement of the CEO, Employee and the Compensation Committee of the Company’s Board. Such goals shall be established concurrently with the goals and objectives of the Company’s other senior executives. Notwithstanding anything to the contrary herein, Employee’s bonus for 2009 will be a guaranteed $50,000 and in order to receive any bonus under this Section 3(b) Employee must be an employee of the Company at the time of the bonus payout.

(c) Equity Compensation.

(i) On the Effective Date, the Employee will be granted options to purchase Four Hundred Thousand (400,000) shares of the Company’s common stock (the “Options”) under the Company’s 2002 Equity Incentive Plan (the “Plan”) (a copy of which is attached as Exhibit B), with an exercise price at the fair market value of the Company common stock on the date Effective Date. Subject to accelerated vesting or termination as set forth herein, the Standard Options shall vest in equal annual installments over three (3) years measured from the Effective Date.

(ii) In addition, on the Effective Date, Employee will be issued One Hundred Thousand (100,000) shares of restricted stock under the Plan (the “Restricted Shares”). The Restricted Shares shall vest as follows:

through the first anniversary of the Effective Date (a) in a pro rata basis upon execution by the Company of any licensing agreements or similar alliance transactions which generate upfront payments to the Company of a minimum of $10 million and a maximum of $20 million in aggregate payments in this period; and (b) 100% upon any Change of Control. By way of illustration and not limitation, in the event that the aggregate payments referenced above total $10 million, no Restricted Shares would vest; if such payments total $15 million, 50,000 Restricted Shares would vest; if such payments total $18 million, 80,000 Restricted Shares would vest; and if such payments total $20 million or more, 100,000 Restricted Shares would vest

(iii) The exercise price of the Options and all other terms and conditions associated with the Options and Restricted Shares shall be determined in accordance with the Plan and grants (the forms of which are annexed hereto as Exhibit C and Exhibit D, respectively). To the maximum extent possible, the Options shall be Incentive Stock Options.

(d) Additional Compensation. Within 10 business days of the Effective Date, the Company will pay the Employee a $100,000 sign-on bonus. Should the Employee separate from the Company prior to the one year anniversary of the Effective Date for reasons of termination for Cause or voluntary termination by the Employee other than for Good Reason, this sign-on bonus is refundable to Company in full.

4.	Expenses.

The Company will reimburse Employee for all expenses reasonably incurred by him in discharging his duties for the Company, conditioned upon Employee’s submission of written documentation in support of claimed reimbursement of such expenses, and consistent with the Company’s expense reimbursement policies in effect from time to time. The Company will reimburse the Employee in 2010 up to One Hundred Twenty Thousand Dollars ($120,000) for reasonable expenses incurred in 2009 and 2010 to relocate Employee, Employee’s spouse and parts of Employee’s and Employee’s Spouse’s household in a manner compatible with Employee’s duties hereunder to the Company’s headquarters location (“Facility Location”), including the reasonable and customary costs of selling his Pennsylvania residence (but not vacant home carrying costs), shipment of personal effects to the Facility Location, and the customary closing costs associated with the purchase of a residence in the Facility Location. In addition, Company shall reimburse Employee (or pay on Employee’s behalf) rent and related living expenses, not to exceed $2,500 per month in the aggregate and up to six (6) months in duration, for temporary living arrangements and up to $5,000 for reasonable attorneys’ fees incurred in negotiation of this Agreement.

5.	Benefits.

Subject to eligibility requirements, Employee shall be entitled to participate in such benefits plans and programs as adopted by the Company from time to time and shall be eligible for paid vacation of four (4) business weeks (20 business days) annually; provided, however, if Employee does not use all available vacation in any given year, Employee may roll-over up to one business week (5 business days) to the following year, the parties intending that Employee shall have a maximum of five (5) business weeks (25 business days) of paid vacation in any calendar year following 2009. Notwithstanding anything to the contrary herein, Employee shall receive 15 days paid vacation in 2009, available as of the Effective Date. Without limiting the foregoing, subject to eligibility requirements, Employee shall be covered by any “directors and officers” insurance and “errors and omissions” insurance policies obtained by the Company.

6.	Confidentiality.

As a condition to employment under this Agreement, Employee and the Company shall enter into the Non-Disclosure Agreement in the form attached hereto as Exhibit E. The provisions of this Section 6 shall survive termination of this Agreement and term of employment.

7.	Non-competition and Non-solicitation.

(a) For a period of one (1) year in the case of the payment of severance equal to 12 months Base Compensation and for a period of two (2) years in the case of the payment of severance equal to 24 months Base Compensation, in both instances as provided in Section 12 below, Employee shall not directly or indirectly engage in or have any ownership interest in, or participate in the financing, operation, management or control of, any person, firm, corporation or business listed on Exhibit F (as such shall be amended in the event that the Company enters into a material transaction with an entity not listed on Exhibit F and as shall be amended from time to time by mutual consent of Employee and the Company); provided, however, that this provision shall not prohibit Employee from owning up to five percent (5%) of any class of outstanding bonds, preferred stock or shares of common stock of any such entity or from employment with any institute of higher learning.

(b) For a period of two (2) years following termination of employment with the Company for any reason, except with the express written consent of the Company, Employee agrees to refrain from directly or indirectly recruiting, hiring or assisting anyone else to hire, or otherwise counseling to discontinue employment with the Company, any person then employed by the Company or its subsidiaries or affiliates; provided, however, nothing herein shall prevent Employee from providing, in accordance with Company policy, details regarding the employment history of any such person or providing an employment reference with respect to such person.

(c) In the event that the provisions of this Section 7 should ever be deemed to exceed the duration or geographic limitations or scope permitted by applicable law, then such provisions shall be reformed to the maximum time or geographic limitations or scope, as the case may be, permitted by applicable laws.

(d) The provisions of this Section 7 shall survive termination of this Agreement and the term of employment.

8.	Covered Work.

(a) All rights, title and interest to any Covered Work that Employee makes or conceives (whether alone or with others) while employed by the Company, belong to the Company. This Agreement operates as an actual assignment of all rights in Covered Work to the Company. “Covered Work” means products and Inventions that relate to the actual or anticipated business of the Company or any of its subsidiaries or affiliates, or that result from or are suggested by a task assigned to Employee or work performed by Employee on behalf of the Company or any of its subsidiaries or affiliates, or that were developed in whole or in part on the Company time or using the Company’s equipment, supplies or facilities. “Inventions” mean ideas, improvements, designs, computer software, technologies, techniques, processes, products, chemicals, compounds, materials, concepts, drawings, authored works or discoveries, whether or not patentable or copyrightable, as well as other newly discovered or newly applied information or concepts. Attached hereto as Exhibit G is a description of any product or Invention in which Employee had or has any right, title or interest, which is not included within the definition of Covered Work or which is otherwise excluded from the restrictions set forth in this Section 8.

(b) Employee shall promptly reveal all information relating to Covered Work and Confidential Information to an appropriate officer of the Company and shall cooperate with the Company, and execute such documents as may be necessary, in the event that the Company desires to seek copyright, patent or trademark protection thereafter relating to same.

(c) In the event that the Company requests that Employee assist in efforts to defend any legal claims to patents or other right, the Company agrees to reimburse Employee for any reasonable expenses Employee may incur in connection with such assistance. This obligation to reimburse shall survive termination of this Agreement and the term of employment.

(d) The provisions of this Section 8 shall survive termination of this Agreement and the term of employment.

9.	Return of Inventions, Products and Documents.

Employee acknowledges and agrees that all Inventions, all products of the Company and all originals and copies of records, reports, documents, lists, drawings, memoranda, notes, proposals, contracts and other documentation related to the business of the Company or containing any information described in this Section 9 shall be the sole and exclusive property of the Company and shall be returned to the Company immediately upon termination of Employee’s employment with the Company or upon the written request of the Company. The provisions of this Section 9 shall survive termination of this Agreement and the term of employment

10.	Injunction.

Employee agrees that it would be difficult to measure damages to the Company from any breach by Employee of Sections 6, 7, 8 and/or 9 of this Agreement, and that monetary damages would be an inadequate remedy for any such breach. Accordingly, Employee agrees that if Employee shall breach Sections 6, 7, 8 and/or 9 of this Agreement, the Company shall be entitled, in addition to all other remedies it may have at law or in equity, to an injunction or other appropriate orders to restrain any demonstrated breach without showing or proving any actual damage sustained by the Company. The provisions of this Section 10 shall survive termination of this Agreement and the term of employment.

11.	Obligations to Others.

Except for items fully disclosed in writing to the Company (including with respect to the entities and agreements listed on Exhibit H), Employee represents and warrants to the Company that (i) Employee’s employment by the Company does not violate any agreement with any prior employer or other person or entity, and (ii) Employee is not subject to any existing confidentiality or non-competition agreement or obligation, or any agreement relating to the assignment of Inventions except as has been fully disclosed in writing to the Company. Notwithstanding anything to the contrary, if any agreement listed on Exhibit H shall interfere or limit in any material manner the performance of Employee’s duties hereunder, prior to commencement of employment Employee shall disclose the material terms of such agreements to Company.

12.	Termination and Termination Compensation

(a) Employee may voluntarily terminate his employment with the Company upon giving the Company sixty (60) days written notice.

(b) The Company may terminate Employee’s employment without Cause (as defined below) upon giving Employee thirty (30) days written notice of termination.

(c) Employee’s employment with the Company shall terminate upon the occurrence of any one of the following:

(i) Employee’s death;

(ii) The effective date of a notice sent to Employee stating the Board’s determination made in good faith and after consultation with a qualified physician selected by the Board, that Employee is incapable of performing his duties under this Agreement, with reasonable accommodation, because of a physical or mental incapacity that has prevented Employee from performing such full-time duties for a period of ninety (90) consecutive calendar days and the determination that such incapacity is likely to continue for at least another ninety (90) days; provided, however, termination under this Section 12(c)(ii) shall not affect Employee’s eligibility nor modify the terms and conditions under the Company’s long term disability policies, if any, existing at the time of such termination; or

(iii) The effective date of a notice sent to Employee terminating Employee’s employment for Cause.

(iv) “Cause” means the occurrence of one or more of the following events:

(A) Employee’s willful and repeated failure or refusal to comply in any material respect with the reasonable lawful policies, standards or regulations from time to time established by the Company, or to perform his duties in accordance with this Agreement after notice to Employee of such failure and after Employee has been given a reasonable period of time to cure such failure to comply; or

(B) Employee is convicted of, or pleads guilty or nolo contendere to, a felony or demonstrably engages in misconduct that is materially detrimental to the reputation, character or standing of the Company.

(v) Following any termination of the Employee’s employment hereunder (by the Employee or by the Company), the Employee will be entitled to receive (i) any earned but unpaid Base Compensation through the date of termination, (ii) any unreimbursed business expenses, (iii) any benefits under the Company’s compensation plan that by their terms provide for cash payments of accrued but unused benefits and under applicable law (collectively, the “Accrued Obligations”).

(vi) Upon Employee’s voluntary termination of employment, other than voluntary termination with Good Reason (as defined below), or upon termination of employment by the Company for Cause, the Company shall pay to Employee the Accrued Obligations, but shall have no further obligation to Employee hereunder in respect of any period following termination.

(vii) Upon the death of Employee, the Company shall pay to Employee’s estate or such other party who shall be legally entitled thereto, the Accrued Obligations and an additional amount equal to compensation at the rate set forth in this Agreement or then current annual salary rate, whichever is greater, from the date of death to the final day of the month following the month in which the death occurs.

(viii) (A) Upon termination of Employee’s employment by the Company other than for Cause and other than in connection with or after a Change in Control, in addition to the Accrued Obligations, the Company shall pay to

Employee twelve (12) months of Base Compensation, with such payment to be made in a lump sum payment within sixty (60) days of such termination of employment. In addition, all nonvested Options, Restricted Stock Units and other long term compensation benefits then in effect shall immediately vest and be exercisable for a period of 180-days following the effective date of termination.

(B) Upon termination by the Company other than for Cause in connection with or after a Change in Control or upon Employee’s voluntary termination of employment for Good Reason in connection with or within twenty-four (24) months after a Change of Control, in addition to the Accrued Obligations, the Company shall pay to Employee twenty-four (24) months of Base Compensation, with such payment to be made in a lump sum payment within sixty (60) days of such termination of employment. In addition, all nonvested Options, Restricted Stock Units and other long term compensation benefits then in effect shall immediately vest and be exercisable for a period of 180-days following the effective date of termination.

(ix) Any amounts payable under this Section 12 shall be net of amounts required to be withheld under applicable law and amounts requested to be withheld by Employee.

(x) As used herein, “Good Reason” shall mean, following a Change of Control (as such term is defined below), the termination by Employee upon the occurrence of any of the below described events. The Employee must provide notice to the Company of the existence of such event within ninety (90) days of the first occurrence of such event, and the Company will have thirty (30) days to remedy the condition, in which case no Good Reason shall exist. If the Company fails to remedy the condition within such thirty (30) day period, the Employee must terminate employment within two (2) years of the first occurrence of such event. The events which constitute a Good Reason termination are:

(A) The assignment of a different title or change that results in a material reduction in Employees duties or responsibilities;

(B) A reduction by the Company in Employee’s Base Compensation, other than a salary reduction that is part of a general salary reduction affecting employees generally and provided the reduction is not greater, percentage-wise, than the reduction affecting other employees generally or failure to provide an annual increase in Base Compensation commensurate with other Employees; provided, however, in determining whether to provide an annual increase in Base Compensation commensurate with an annual increase provided to other Employees, the Company may take into account factors such as market levels of compensation, Employee’s overall performance, and other factors reasonably considered by the

Company’s compensation committee and/or Board of Directors, so long as such determination is not made in bad faith with the intent to discriminate against Employee; or

(C) Relocation of Employee’s principal place of business of greater than seventy-five (75) miles from its then location; provided, however, the current relocation of the Company’s headquarters to the Seattle, Washington metropolitan area shall not constitute Good Reason hereunder.

(xi) As a condition of payment of the amounts set forth in this Section 12, if requested by Company with five (5) business days of the Employee’s termination of employment, Employee agrees to enter into a Separation and Release Agreement substantially in the form attached hereto as Exhibit I. By way of clarification and not limitation, if no separation payments are made under this Section 12, Employee shall not be required to execute a Separation and Release Agreement

(xii) As used herein, “Change of Control” means the occurrence of any one of the following events: (i) any person becomes the beneficial owner of twenty-five percent (25%) or more of the total number of voting shares of the Company; (ii) any person (other than the persons named as proxies solicited on behalf of the Board of Directors of the Company) holds revocable or irrevocable proxies representing twenty-five percent (25%) or more of the total number of voting shares of the Company; (iii) any person has commenced a tender or exchange offer, or entered into an agreement or received an option, to acquire beneficial ownership of twenty-five percent (25%) or more of the total number of voting shares of the Company; and (iv) as the result of, or, in connection with, any cash tender or exchange offer, merger, or other business combination, sale of assets, or any combination of the foregoing transactions, the persons who were directors of the Company before such transactions shall cease to constitute at least two-thirds (2/3) of the Board of Directors of the Company or any successor entity.

13.	Notice.

Unless otherwise provided herein, any notice, request, certificate or instrument required or permitted under this Agreement shall be in writing and shall be deemed “given” upon personal delivery to the party to be notified or two business days after deposit for next day delivery with Federal Express or similar courier service, addressed to the party to receive notice at the address set forth above, postage prepaid. Either party may change its address by notice to the other party given in the manner set forth in this Section.

14.	Entire Agreement.

This Agreement constitutes the entire agreement between the parties and contains all the agreements between them with respect to the subject matter hereof. It also supersedes any and all other agreements or contracts, either oral or written, between the parties with respect to the subject matter hereof; provided, however, in the event any of Sections 6, 7, 8, 9, or 10 of this Agreement is found unenforceable in any way, then such section shall be amended to the extent necessary to conform to applicable law.

15.	Modification.

Except as otherwise specifically provided, the terms and conditions of this Agreement may be amended at any time by mutual agreement of the parties, provided that before any amendment shall be valid or effective, it shall have been reduced to writing and signed by an authorized representative of the Company and Employee.

16.	No Waiver.

The failure of any party hereto to exercise any right, power or remedy provided under this Agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other party hereto with its obligations, shall not be a waiver by such party of its right to exercise any such or other right, power or remedy or to demand compliance.

17.	Severability.

In the event that any section or provision of this Agreement shall be held to be illegal or unenforceable, such section or provision shall be severed from this Agreement and the entire Agreement shall not fail as a result, but shall otherwise remain in full force and effect.

18.	Assignment

This Agreement shall be binding upon and inure to the benefit of the Company and its successors and assigns, and shall be binding upon Employee, his administrators, executors, legatees, and heirs. In that this Agreement is a personal services contract, it shall not be assigned by Employee.

19.	Dispute Resolution.

Except as otherwise provided in Section 10, the Company and Employee agree that any dispute relating to the rights and obligations under this Agreement between Employee and the Company or its officers, directors, employees, or agents in their individual or Company capacity of this Agreement, shall be submitted to a mediator mutually acceptable to both parties for nonbinding, confidential mediation. If the matter cannot be resolved with the aid of the mediator within 30 days, the Company and Employee mutually agree to arbitration of the dispute. The arbitration shall be in accordance with the then-current Employment Dispute Resolution Rules of the American Arbitration Association before an arbitrator who is licensed to practice law in the State of Washington. The arbitration shall take place in or near Seattle, Washington. Employee and the Company will share bear the cost of the arbitration equally, but each party will bear their own costs and legal fees associated with the arbitration; provided, however, if any party prevails on a statutory claim, which affords the prevailing party attorneys’ fees, or if there is a written agreement providing for attorneys’ fees, the arbitrator may award reasonable attorneys’ fees. The Company and Employee agree that the procedures outlined in this provision are the exclusive method of dispute resolution.

20.	Attorneys Fees.

In the event suit or action is instituted pursuant to Section 10 or Section 19 of this Agreement, the prevailing party in such proceeding, including any appeals thereon, shall be awarded reasonable attorneys fees and costs; provided, however, except with respect to claims found to be friviolous or entirely without merit, the amount of such fees to be paid by the non-prevailing party shall not exceed $50,000.

21.	Applicable Law.

This Agreement shall be construed and enforced under and in accordance with the laws of the State of Washington.

22.	Section 409A; Section 280G.

(a) It is the intention of the parties to this Agreement that no payment or entitlement pursuant to this Agreement will give rise to any adverse tax consequences to Employee or the Company with regard to Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”). This Agreement shall be interpreted to that end and consistent with that objective. The Company and the Employee shall, to the extent necessary to comply with Section 409A and permitted thereunder, agree to act reasonably and in good faith to mutually reform the provisions of this Agreement to avoid the application of the additional tax and interest under Section 409A(a)(1)(B), provided that any such reformation shall not negatively impact the economics of the Company or the Employee hereunder. Notwithstanding any other provision herein, if Employee is a “specified employee,” as defined in, and pursuant to, Treasury Regulation Section 1.409A-1(i) or any successor regulation, on the date of termination, no payment of any “deferred compensation”, as defined under Treasury Regulation Section 1.409A or any successor regulation, shall be made to Employee during the period lasting until the earlier of six (6) months from the date of termination or upon Employee’s death. If any payment to Employee is delayed pursuant to the foregoing sentence, such payment instead shall be made on the first business day following the expiration of the six (6) month period referred to in the prior sentence or, if in the case of Employee’s death, promptly thereafter.

Except as otherwise specifically provided in this Agreement, if any reimbursement to which the Employee is entitled under this Agreement would constitute deferred compensation subject to Section 409A of the Code, the following additional rules shall apply: (i) the reimbursable expense must have been incurred, except as otherwise expressly provided in this Agreement, during the term of this Agreement; (ii) the amount of expenses eligible for reimbursement during any calendar year will not affect the amount of expenses eligible for reimbursement in any other calendar year; (iii) the reimbursement shall be made not later than December 31 of the calendar year following the calendar year in which the expense was incurred; and (iv) the Employee’s entitlement to reimbursement shall not be subject to liquidation or exchange for another benefit.

With regard to any installment payment, each installment thereof shall be deemed a separate payment for purposes of Section 409A of the Code.

(b) Section 280G

(i) Notwithstanding any provision of this Agreement to the contrary, except as provided below, if it is determined that the payments or benefits to which Employee will be entitled under Section 12 of the Agreement or otherwise under any other agreement, policy, plan, program or arrangement (a “Payment”), would be subject to an excise tax (“Excise Tax”) under Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), but for the application of this sentence, then the Payments will be reduced to the minimum extent necessary (but in no event below zero) so that no portion of any such Payment, as so reduced, constitutes an “excess parachute payment” within the meaning of Section 280G of the Code.

(ii) The limitation above will not apply if:

the difference between

(1) the present value of all payments to which Employee is entitled under Section 12 of the Agreement determined without regard to the limitation above, less

(2) the present value of all federal, state, and other income and excise taxes for which Employee is liable as a result of such payments; exceeds the difference between

(1) the present value of all payments to which Employee is entitled under Section 12 of the Agreement calculated as if the limitation above applies, less

(2) the present value of all federal, state, and other income and excise taxes for which Employee is liable as a result of such reduced payments.

(iii) All determinations required to be made under this Section 21, including whether an Excise Tax is payable by the Employee and the amount of such Excise Tax, shall be made by a nationally recognized accounting firm designated by the Company (the “Accounting Firm”). The Company shall direct the Accounting Firm to submit its determination and detailed supporting calculations to the Company and the Employee within fifteen (15) calendar days after the date of the Employee’s termination of employment, and other such time or times as may be requested by the Company or the Employee. If the Accounting Firm determines that no Excise Tax is payable by the Employee, it shall, at the same time as it makes such determination, furnish the Employee with an opinion that the Employee has substantial authority not to report any Excise Tax on the Employee’s federal, state, local income or other tax return. The Company and the Employee shall each provide the Accounting Firm access to and copies of any books, records and documents in the possession of the Company or the Employee, as the case may be, reasonably requested by the Accounting Firm in connection with the preparation and issuance of the determination contemplated by this Section 22. Any reasonable determination made by the Accounting Firm under this Section 22 shall be binding upon the Company and the Employee. All fees and expenses of the Accounting Firm shall be borne solely by the Company.

(iv) The reduction of the amounts payable hereunder shall be made in a manner consistent with the requirements of Section 409A of the Code. The reduction of the amounts payable hereunder, if applicable, shall be made by first reducing, but not below zero, any amounts due to the Employee pursuant to the Company’s equity plans shall be reduced on a pro-rata basis. In the event that following the reduction of the amounts set forth in the preceding sentence, additional amounts payable to the participant must be reduced, the cash payments under Section 12 shall be reduced on a pro-rata basis, but not below zero.

23.	Counterparts.

This Agreement may be signed in two counterparts, each of which shall be deemed an original and both of which shall together constitute one agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, AVI BioPharma, Inc. has caused this Agreement to be signed by its duly authorized representative, and Employee has hereunder set his name as of the date of this Agreement.

COMPANY: AVI BioPharma, Inc.

By:	/s/ Leslie Hudson
Leslie Hudson, PhD, Chief Executive Officer

EMPLOYEE:

/s/ Paul Medeiros
Paul Medeiros

EXHIBIT A

LIST OF OFFICES HELD

None

EXHIBIT B

COMPANY’S 2002 EQUITY INCENTIVE PLAN

EXHIBIT C

STOCK OPTION AGREEMENT

EXHIBIT D

RESTRICTED STOCK AGREEMENT

EXHIBIT E

CONFIDENTIAL

NON-DISCLOSURE AGREEMENT

This Non-Disclosure Agreement (this “Agreement”) is entered into as of             , 2009 (the “Effective Date”), by and between AVI BioPharma, Inc., an Oregon corporation (“AVI”) and Paul Medeiros (“Employee”) (each, a “Party” and, collectively, the “Parties”).

RECITALS

A. Employee will be engaged as an employee to provide services to AVI (the “Services”) as an at will employee under Oregon law in accordance with that certain Employment Agreement between AVI and Employee dated as of the date hereof.

B. Employee will have access to certain material, non-public information about AVI.

C. As a condition precedent to providing such information to the Employee in connection with the Services and Employee’s employment, the Parties have agreed to enter into this Agreement.

D. This Agreement replaces and supersedes that certain Non-Disclosure Agreement between AVI and Employee dated             , 2009.

NOW, THEREFORE, in consideration of the mutual covenants expressed herein and other valuable consideration, the receipt and sufficiency of which are acknowledged, the Parties, intending to be legally bound, agree as follows.

AGREEMENT

1. Definitions. For the purposes of this Agreement:

1.1	“Affiliate” of a Party means any entity that a Party directly or indirectly controls, or is controlled by, including but not limited to employees, agents, and entities.

1.2	“Confidential Information” means any business, marketing, technical, or other information in tangible or intangible form disclosed by AVI to Employee that, at the time of disclosure, is designated as confidential (or like designation), is disclosed in circumstances of confidence, or would be understood by the Parties (or their Affiliates and Representatives), exercising reasonable business judgment, to be confidential, specifically including AVI business plans, product concepts, technical know-how, methods of and other information relating to operations, development strategies, distribution arrangements, financial data, marketing plans, and business practices, policies, or objectives.

1.3	“Representative” means, with respect to either Party, such Party’s members, managers, partners, Affiliates, attorneys, advisors, potential lenders, potential co-investors, directors, officers, employees, agents or representatives.

2. Disclosure, Use Restrictions and Proprietary Rights.

2.1	Disclosure and Use.

(a)	Except as expressly provided in this Agreement, Employee shall retain all Confidential Information in confidence and shall not directly or indirectly, disclose reveal, divulge, publish or otherwise make known any of the Confidential Information for any reason or purpose whatsoever without AVI’s prior written consent, which may be withheld at AVI’s sole discretion, and solely on a need to know basis used only in accordance with this Agreement. Employee shall take all steps necessary to safeguard and protect the Confidential Information from unauthorized access, use or disclosure by or to others, including but not limited to, maintaining appropriate security measures. The obligations of confidence set forth in this Agreement shall extend to any of Employee’s Representatives that may receive Confidential Information and Employee shall be responsible for any breach of this Agreement by its Representatives.

(b)	In accordance with Section 2.4 below, Employee shall notify AVI immediately upon discovery of any unauthorized use or disclosure of Confidential Information or any other breach of this Agreement by Employee, its Representatives, and will cooperate with AVI to assist AVI to regain possession of the Confidential Information and prevent its further unauthorized use or disclosure.

2.2	Exemptions. Employee shall not be bound by the obligations restricting disclosure and use set forth in this Agreement with respect to Confidential Information, or any part thereof, which: (i) was known by Employee prior to disclosure; (ii) was lawfully in the public domain prior to its disclosure, or becomes publicly available other than through a breach of this Agreement; (iii) was disclosed to Employee by a third party, provided such third party is not in breach of any confidentiality obligation in respect of such information; (iv) is independently developed by Employee, where the burden is on Employee to prove independent development; or (v) is disclosed when such disclosure is compelled pursuant to legal, judicial or administrative proceedings, or otherwise required by law, subject to Employee giving reasonable prior notice to AVI Party to allow AVI to seek protective court orders. The foregoing exemptions shall extend to any Representatives that receive or have received Confidential Information.

2.3

Proprietary Rights. Employee (including its Representatives) shall not acquire any rights, express or implied, in the Confidential Information of AVI (including its Affiliates), except for the limited use specified in this Agreement. The Confidential

Information, including all right, title and interest therein, remains the sole and exclusive property of AVI (and its Affiliates).

2.4	Compulsory Disclosure. If Employee is legally compelled to disclose any of the Confidential Information, Employee shall promptly provide written notice to AVI to enable AVI (at its sole cost and expense) to seek a protective order or other appropriate remedy to avoid public or third-party disclosure of its Confidential Information. If such protective order or other remedy is not obtained, Employee shall furnish only so much of the Confidential Information that it is legally compelled to disclose, and shall exercise its commercially reasonable efforts to obtain reliable assurance that confidential treatment will be accorded the Confidential Information. Employee shall cooperate with and assist AVI, at AVI’s expense, in seeking any protective order or other relief requested pursuant to this Section 2.4.

3. Ownership of Work Product.

3.1	“Work Product” means any information, created by Employee, AVI, and/or jointly by Employee and AVI during Employee’s employment with AVI in connection with AVI’s research, development and commercialization of drugs and related products, including but not limited to, data, reports, analysis, summaries, formulae, ideas, research, developments, inventions (patentable or not), processes, designs, drawings, works, clinical data and analysis, biological materials, chemical formulas, trade secrets, concepts, know-how, improvements, techniques, products, and any and all results of the research and development process.

3.2	Employee agrees that any and all Work Product shall be considered work made for hire and belong exclusively to AVI. In the event any such Work Product are not eligible for treatment as work for hire under applicable law, Employee hereby assigns Employee’s entire right, title, and interest in and to the Work Product and/or any data, reports, analysis, summaries, formulae, ideas, research, developments, inventions (patentable or not), processes, designs, drawings, works, clinical data and analysis, biological materials, chemical formulas, trade secrets, concepts, know-how, improvements, techniques, products, and any and all results of the research and development process, made or conceived solely or jointly by Employee in connection with Employee’s employment by AVI (“Company Inventions”). Employee agrees that he shall promptly disclose any such Company Inventions to AVI, and, upon request, he shall promptly execute a specific assignment of title to AVI, and do anything else reasonably necessary (whether during or after the term of Employee’s employment with AVI) to enable AVI to secure a patent or copyright protection therefor in the United States and foreign countries.

4. Remedies. Employee acknowledges and agrees that the provisions of this Agreement are of a special and unique nature, the loss of which cannot be accurately compensated for in damages by an action at law, and that the breach or threatened breach of this Agreement by the Employee or any of its Representatives would cause AVI and its Affiliates irreparable harm and that money damages would not be an adequate remedy. Employee agrees on behalf of itself and its Representatives that

AVI (and its Affiliates) shall be entitled to equitable relief, including, without limitation, an injunction or injunctions (without the requirement of posting a bond, other security or any similar requirement or proving any actual damages), to prevent breaches or threatened breaches of this Agreement by Employee or any of its Representatives and to specifically enforce the terms and provisions of this Agreement, this being in addition to any other remedy to which AVI (or its Affiliates) may be entitled at law or in equity.

5. Indemnification. Employee shall indemnify and defend AVI and its Representatives and each of their respective directors, officers, employees, managers, members, partners, shareholders, agents and affiliates (collectively, the “Indemnified Persons”) against and hold each Indemnified Person harmless from any and all liabilities, obligations, losses, damages, costs, expenses, claims, penalties, lawsuits, proceedings, actions, judgments, disbursements of any kind or nature whatsoever, interest, fines, settlements and reasonable attorneys’ fees and expenses that the Indemnified Persons may incur, suffer, sustain or become subject to arising out of, relating to, or due to the breach of this Agreement by Employee or any of its Representatives. The provisions of this Section 4 shall survive indefinitely any termination of this Agreement, the completion or the termination of Employee’s employment.

6. Securities Laws. Employee hereby acknowledges that AVI is a publicly traded company. Employee hereby acknowledges that Employee is aware that federal and state securities laws prohibit any person who has received material, non-public information (information about AVI or its business that is not generally available to the public) concerning AVI, including, without limitation, the matters that are the subject of this Agreement, from purchasing or selling securities of AVI while in possession of such non-public information, and from communicating that information to any other person who may purchase or sell securities of AVI or otherwise violate such laws. Employee specifically acknowledges these obligations and agrees to be bound by them, including, without limitation, AVI’s insider trading policies in existence as of the Effective Date and as may be adopted or changed in the future.

7. Term of Confidentiality Obligation.

7.1	Term. The confidentiality obligations set forth in this Agreement shall continue with regard to an item of information as long as that information continues to meet the definition of “Confidential Information” and is not exempt under Section 2.2.

7.2	Return of Confidential Information. At any time upon written request by AVI, Employee shall return or destroy all documents or other materials embodying Confidential Information, shall retain no copies thereof, and shall certify in writing that such destruction or return has been accomplished. The confidentiality obligations set forth in this Agreement shall survive any termination of the Agreement.

8. General.

8.1	Waiver. The failure of AVI to claim a breach of any term of this Agreement shall not constitute a waiver of such breach or the right of AVI to enforce any subsequent breach of such term.

8.2	Assignment. This Agreement shall be binding on and inure to the benefit of each Party and their respective successors and assigns.

8.3	Severability. In the event that any provision of this Agreement is found to be invalid, void or unenforceable, the Parties agree that unless such provision materially affects the intent and purpose of this Agreement, such invalidity, void ability or unenforceability shall not affect the validity of this Agreement nor the remaining provisions herein.

8.4	Governing Law. This Agreement shall be governed by the laws of the State of Oregon, without regard to its conflict of law principles. The Parties agree that the exclusive jurisdiction for any legal action shall be Benton County, Oregon.

8.5	Entire Agreement. This Agreement constitutes the entire agreement between the parties on the subject matter hereof and supersedes all prior agreements, communications and understandings of any nature whatsoever, oral or written. This Agreement may not be modified or waived orally and may be modified only in a writing signed by a duly authorized representative of both parties. Nothing herein shall constitute an offer or guarantee of future employment for Employee by AVI.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives and to be effective on the Effective Date.

AVI		EMPLOYEE

By:	/s/ Leslie Hudson	By:	/s/ Paul Medeiros
Name:	Dr. L. Hudson	Name:	Paul Medeiros
Title:	President and CEO	Title:
Date:	May 18, 2009	Date:	May 18, 2009

EXHIBIT F

LIST OF ENTITIES NON-COMPETE

ISIS Pharmaceuticals, Inc.

Santaris Pharma A/S

Prosensa, B.V.

ALNYLAM, Inc.

Santheria AG

(List to be updated prior to execution)

EXHIBIT G

NON-COVERED WORK

EXHIBIT H

EMPLOYEE’S ONGOING CONFIDENTIALITY OBLIGATIONS

Schering-Plough Corporation, Kenilworth, NJ

Merck & Company, Whitehouse Station, NJ

Locust Walk Partners, Penn Valley, PA

Cranwell Group, West Windsor, NJ

EXHIBIT I

SEPARATION AND RELEASE AGREEMENT

THIS SEPARATION AND RELEASE AGREEMENT (“Agreement”) is between Paul Medeiros (“Employee”) and AVI BioPharma, Inc. (“Employer”), and is effective eight (8) days after Employee signs this Agreement (“Effective Date”).

The parties agree as follows:

1. Resignation. Employee resigned his position as Employer’s [Title] effective [effective date of termination] (the “Resignation Date”). Employee has been paid his salary and other compensation through the Resignation Date, less all lawful or required deductions.

2. Consideration. In consideration of Employee’s agreements hereunder, Employer shall pay to Employee the amounts set forth and described in Section                      of that certain Employment Agreement dated effective the                      day of     , 2009.

3. Return of Employer Property. Employee represents that he has returned all Employer property in his possession or under his control, including but not limited to keys, credit cards, files, laptop computer and any and all Employer documents.

4. Confidentiality. The parties will use reasonable efforts to keep the terms of this Agreement confidential. Employee may disclose the terms of this Agreement to his immediate family. Employer may disclose the terms of this Agreement to its officers and managers. Either party may disclose the terms of this Agreement to their respective attorneys, accountants, financial advisers, auditors, or similar advisors, or in response to government requests. Third persons informed of the terms of this Agreement shall in turn be advised of this confidentiality provision and requested to maintain such confidentiality.

5. Release.

5.1 In exchange for the consideration paid to Employee as set forth in this Agreement, Employee forever releases and discharges Employer, any of Employer-sponsored employee benefit plans in which Employee participates, or was participating in, (collectively the “Plans”) and all of their respective officers, members, managers, partners, directors, trustees, agents, employees, and all of their successors and assigns (collectively “Releases”) from any and all claims, actions, causes of action, rights, or damages, including costs and attorneys’ fees (collectively “Claims”) which Employee may have arising out of his employment (including Claims that may arise out of Employee’s employment agreement), on behalf of himself, known, unknown, or later discovered which arose prior to the date Employee signs this Agreement. This release includes but is not limited to, any Claims under any local, state, or federal laws prohibiting discrimination in employment, including without limitation the federal civil rights acts, Oregon Revised Statutes Chapter 659A, the Americans with Disabilities Act, the Age Discrimination in Employment Act, or Claims under the Employee Retirement Income Security Act, or Claims alleging any legal restriction on Employer’s right to terminate its employees, any Claims Employee has relating to his rights to or against any of the Plans, or personal injury Claims, including without limitation wrongful discharge, breach of contract, defamation, tortious interference with business expectancy, constructive discharge, or infliction of emotional distress. Employee represents that he has not filed any Claim against Employer or its Releases, he has no knowledge of any facts that would support any Claim by Employee against Employer or by a third party against Employer, and that he will not file a Claim at any time in the future concerning Claims released in this Agreement; provided, however, that this will not limit Employee from filing a Claim to enforce the terms of this Agreement. Notwithstanding the foregoing, nothing herein shall constitute release of any of Employee’s rights relating to vested options, vested benefits or vested entitlements under the Company’s employee benefits plans, including equity incentive and retirement plans.

5.2 In consideration of the promises of Employee as set forth herein, Employer does hereby, and for its successors and assigns, release, acquit and forever discharge Employee from any and all actions, causes of action, obligations, costs, expenses, damages, losses, claims, liabilities, suits, debts, and demands (including attorneys’ fees and costs actually incurred), of whatever character in law or in equity known or unknown, suspected or unsuspected, from the beginning of time to the date of execution hereof.

6. Non-disparagement. Employee and Employer each agree not to make disparaging statements about each other, except in the case of Employer statements that are required under applicable federal or state securities laws or applicable rules and regulations of any exchange on which Employer’s stock is traded.

7. Consideration and Revocation Periods. Employee understands and acknowledges the significance and consequences of this Agreement, that it is voluntary, that it has not been given as a result of any coercion, and expressly confirms that it is to be given full force and effect according to all of its terms, including those relating to unknown Claims. Employee was hereby advised of his right to seek the advice of an attorney prior to signing this Agreement. Employee acknowledges that he has signed this Agreement only after full reflection and analysis. Although he is free to sign this Agreement before then, Employee acknowledges he was given at least 21 days after receipt of this document in which to consider it (the “Consideration Period”). If Employee executes this Agreement prior to the end of the Consideration Period, Employee hereby waives any rights associated therewith. Employee may revoke this Agreement seven (7) days after signing it and forfeit all benefits described in Section 13(c) of the Employment Agreement. Employee and Employer agree that any changes made to this Agreement during the Consideration Period as a result of negotiations between the parties do not restart the running of the Consideration Period.

8. No Liability. This Agreement shall not be construed as an admission by either party that it acted wrongfully with respect to the other.

9. Severability. If any of the provisions of this Agreement are held to be invalid or unenforceable, the remaining provisions will nevertheless continue to be valid and enforceable.

10. Entire Agreement. This Agreement represents and contains the entire understanding between the parties in connection with its subject matter. All other prior written or oral agreements or understandings are merged into and superseded by this Agreement. Employee acknowledges that in signing this Agreement, he has not relied upon any representation or statement not set forth in this Agreement made by Employer or any of its representatives.

11. Attorney Fees. If any suit or action is filed by either party to enforce this Agreement or otherwise with respect to the subject matter hereof, the prevailing party shall be entitled to recover reasonable attorney fees incurred in preparation or in prosecution or defense of such suit or action as fixed by the trial court, and if any appeal is taken from the decision of the trial court, reasonable attorney fees as fixed by the appellate court.

12. Choice of Law. This Agreement is made and shall be construed and performed under the laws of the State of Oregon.

PLEASE READ CAREFULLY. THIS AGREEMENT INCLUDES A RELEASE OF CERTAIN KNOWN OR UNKNOWN CLAIMS.

DATED this day of day of , 20XX.	DATED this day of day of , 20XX.

AVI BioPharma, Inc.

By:
Name:	Paul Medeiros
Title:

AVI BIOPHARMA, INC.

STOCK OPTION AGREEMENT

Incentive Stock Option

This STOCK OPTION AGREEMENT is entered into the 19th day of May, 2009 (the “Grant Date”) by and between AVI BIOPHARMA, INC., an Oregon corporation (the “Company”), and Paul Medeiros (the “Optionee”), pursuant to the Company’s 2002 Equity Incentive Plan (the “Plan”). The Company and the Optionee agree as follows:

1. Option Grant. The Company hereby grants to the Optionee on the terms and conditions of this Agreement the right and the option (the “Option”) to purchase all or any part of 400,000 shares of the Company’s Common Stock at a purchase price of $1.10 per share. To the maximum extent possible, the Option is intended to be and shall be treated as an Incentive Stock Option, as defined in Section 422A of the Internal Revenue Code of 1986, as amended (the “Code”). To the extent the Option may not be treated as an Incentive Stock Option under the Code, the Option shall be treated as a non-qualified option under the Code.

2. Terms and Conditions. The terms and conditions of the Option are as set forth in the Plan, a copy of which is attached hereto as Exhibit A and as set forth in that certain Employment Agreement dated May 15, 2009, by and between the Company and Optionee, a copy of which is attached hereto as Exhibit B (the “Employment Agreement”). In the event of a conflict between the Plan and the Employment Agreement, the terms and conditions of the Employment Agreement shall control.

AVI BIOPHARMA, INC.		OPTIONEE

By:	/s/ Leslie Hudson	/s/ Paul Medeiros
Name:	Leslie Hudson, Ph.D.
Title:	Chief Executive Officer	Paul Medeiros.
4575 SW Research Way Suite 200 Corvallis, OR 97333		Easton, PA 18042